SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 1st day of August, 2009 by and among: (1) National Financial Services LLC (“NFS”) and Fidelity Brokerage Services LLC (“FBS”) (solely with respect to Articles One and Three); (2) Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”) (solely with respect to Articles Two and Three);  (3) Northern Lights Distributors, LLC (“Distributor”); and FNB Fund Advisers and Tributary Capital Management, LLC (“Adviser”) (collectively the Distributor and Adviser shall be referred to as “Fund/Agent” who are jointly and severally bound under the terms of the Agreement herein). NFS, FBS, and FIIOC are collectively referred to as “Fidelity” herein.

RECITAL

A.
The entity executing this Agreement as Fund/Agent is one of the following: (i) an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with one or more series or classes of shares (each such series or class of shares a "Fund" and collectively, the “Funds”), (ii) the principal underwriter or distributor for the Funds, (iii) the transfer agent for the Funds, or (iv) an investment adviser for one or more of the Funds.

B.
NFS acts as broker or clearing broker for its customers and as clearing broker for customers of its introducing broker-dealers (including its affiliate, FBS) to, among other things, effect the purchase, redemption, or exchange of shares of investment companies.

C.
Fund/Agent wishes to have NFS and FBS provide to Fund/Agent or on its behalf certain administrative services with respect to beneficial owners of shares ("Shareholder(s)") of such Fund which NFS has made available to Shareholders through the following, which will be referred to collectively and individually as the “Brokerage Channels”: (i) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (ii) securities brokerage accounts carried by NFS on behalf of unaffiliated broker/ dealer correspondents of NFS ("Correspondents"). NFS and FBS agree to provide such services in accordance with the terms and conditions set forth in Article One hereof.

D.	FIIOC provides administrative and recordkeeping services for certain employee benefit plans (the “FIIOC Plans”).

E.
Fund/Agent desires that FIIOC serve as limited agent to accept orders for the purchase, exchange, and redemption of shares of the Funds by the Plans (the “FIIOC Channel”). FIIOC agrees to provide such services in accordance with the terms and conditions set forth in Article Two hereof.

F.	The Brokerage Channels and the FIIOC Channel are referred to collectively as the “Channels.”

DEFINITIONS

A.	“1934 Act” means the Securities Exchange Act of 1934.

B.	“1940 Act” means the Investment Company Act of 1940.

C.	“Business Day” means any day that the New York Stock Exchange is open for business.

D.
“Brokerage Channels” means (i) securities brokerage accounts carried by NFS on behalf of FBS, including, but not limited to, FBS customers, accounts of various family office clients, accounts maintained for employee benefit plans through third-party administrators, and accounts maintained through registered investment advisers, banks, and trust companies; and (ii) securities brokerage accounts carried by NFS on behalf of Correspondents.

E.	“Channels” means, individually and collectively, the Brokerage Channels and the FIIOC Channel.

F.
“Charitable Gift Fund Pools” or “CGF Pools” means those donor-advised unregistered pools for which Strategic Advisers, Inc., or another Fidelity affiliate, acts as non-discretionary investment manager.

G.	“Close of Trading” means the close of trading on the New York Stock Exchange.

H.	“Correspondent” means an unaffiliated introducing broker/ dealer client of NFS.

I.	“EDT” means electronic data transmission.

J.	“Fidelity System” means the NFS transaction processing and recordkeeping system.

K.
“FIIOC Channel” means accounts held by certain employee benefit plans for which FIIOC provides administrative and recordkeeping services, but excluding any accounts held through Fidelity Investments Institutional Services Company, Inc.

L.
“FIIOC Plans” means certain employee benefit plans for which FIIOC provides administrative and recordkeeping services, but excluding any accounts held through Fidelity Investments Institutional Services Company, Inc.

M.	“FMTC” means Fidelity Management Trust Company, an affiliate of FIIOC.

N.	“FPRS” means the Fidelity Participant Recordkeeping System.

O.	“Fund” or “Funds” means one or more series or class of shares of any open-end investment company registered under the 1940 Act and set forth on Exhibit C or other wise contemplated by this Agreement.

P.
“Intermediary Plans” means, without limitation, those defined contribution plans, defined benefit plans, and governmental retirement plans for which third party administrators and other intermediaries (such as investment advisers, broker/dealers and other investment professionals) may provide administrative and recordkeeping services.

Q.	“Losses” means any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature.

R.
“No Transaction Fee Fund” means any fund that is subject to a Brokerage Channel Asset-Based Fee. In purchasing a No Transaction Fee Fund, customers do not pay a transaction fee to NFS or a sales charge to the Fund.

S.	“NSCC” means the National Securities Clearing Corporation.

T.	“Orders” means orders for the purchase, exchange, and redemption of shares of the Funds.

U.
“Personal Information” means non-public personally identifiable information or data concerning Fidelity Shareholders, or any information or data that Fund/Agent collects or derives from interactions with Fidelity or its employees, relating to Fidelity Shareholders.

V.
 “Pricing Information” means, with respect to any Fund, (1) the confirmed net asset value for such Fund at the Close of Trading on the applicable Business Day, (2) the change in such Fund's net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor (“mil rate”) and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information.

W.
“Proprietary Information” means any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, including but not limited to Personal Information.

X.	“Prospectus” means, with respect to any Fund, the then current prospectus including any supplements thereto.

Y.	“SAI Funds” means those open-end investment companies registered under the 1940 Act, for which Strategic Advisers, Inc., a Fidelity affiliate, acts as investment adviser.

Z.	“Shareholder” means a beneficial owner of shares of any Fund.

AA.	“Shares” means units of ownership interest in any Fund.

BB.
“Transaction Fee Fund” means any fund that is not subject to a Brokerage Channel Asset-Based Fee. When purchasing a Transaction Fee Fund, customers may pay a transaction fee to NFS or a sales charge to the Fund.

ARTICLE ONE – Brokerage Channels

In consideration of the promises and mutual covenants set forth herein NFS, FBS, and Fund/Agent agree as follows:

I.           Shareholder Services

A.           Shareholder Account Set-up and Maintenance

NFS shall maintain and provide to the Brokerage Channels adequate facilities and procedures to: (1) establish and maintain investments in Shares on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity System, and (2) access Shareholders' current Fund information including, but not limited to, share balances, dividend information, and transaction history.

B.           Shareholder Assistance

NFS shall make available to Correspondents any information maintained by NFS as may be reasonably requested by Correspondents in connection with the resolution of Shareholder servicing inquiries relating to the Funds.  NFS personnel will assist, as applicable, Correspondents in the investigation of Shareholder inquiries when necessary.  FBS will provide shareholder assistance for Shareholders who maintain brokerage accounts with FBS.

C.           Transaction Processing and Settlement

The Fidelity System shall enable Shareholders to purchase, redeem and exchange shares of available Funds.  NFS shall facilitate settlement with each Fund for any Shareholder transactions transmitted to NFS by the Brokerage Channels on behalf of Shareholders.

Fund/Agent agrees that it shall make arrangements for all transactions processed pursuant to this Agreement to be processed through the NSCC Fund/SERV system.  Unless specifically stated otherwise in this Agreement, Orders received by NFS or FBS before the Close of Trading on any Business Day will receive that Business Day’s next applicable price.  Any Order received by NFS or FBS after the Close of Trading on any Business Day shall be treated as if received on the next Business Day.

In order for NFS to begin transaction processing, Fund/Agent must make a representation of participation with the NSCC.  Refer to the Bilateral NSCC Agreement attached hereto as Exhibit E.

D.           Agency Trading

Fund/Agent desires that NFS serve as limited agent for the purpose of accepting Orders by (i) Intermediary Plans, (ii) SAI Funds, and (iii) Charitable Gift Fund Pools. The terms governing such agency trading arrangement are set forth on Exhibit D.

E.           Shareholder Account Statement Preparation and Distribution

With respect to each Shareholder holding Shares through NFS, NFS shall deliver or cause to be delivered statements, in written or electronic format, to such Shareholder at least quarterly.  Statements will include transaction details for the statement period for each Fund in which Shares were purchased, redeemed, or exchanged, and a summary of the number of Shares owned and Share value thereof as of the statement date to the extent such value is provided to NFS by the Fund.

F.           Confirmation Preparation and Distribution

To the extent confirmation of a particular transaction is required by federal securities laws, NFS shall generate a written confirmation for such purchase, redemption, or exchange transaction for Fund transactions processed through NFS. Such confirmation shall be distributed to Shareholders in written or electronic format through or on behalf of the Brokerage Channels.

G.           Payment of Fund Distributions

NFS shall distribute to Shareholders all dividend, capital gain, or other payments authorized by the Fund and distributed to and received by NFS, and such distributions, including, but not limited to, dividend reinvestment into the Fund or cash payments of distributions shall be credited to Shareholders.

H.           Prospectus Fulfillment

The Funds shall be responsible for all materials, production and distribution costs of the Prospectus and periodic Fund reports, and Fund/Agent hereby agrees to provide the Prospectuses and periodic Fund reports to Fidelity, or to any such third-party vendor selected by Fidelity, in such sufficient quantity as is reasonably necessary for Fidelity or such third-party vendor to provide to Shareholders.

Subsequent to any Shareholder's acquisition of Shares by purchase or exchange, NFS or such Correspondent shall provide to such Shareholder, in written or electronic form, or provide electronic access to, a confirming Prospectus for such Fund to the extent such Prospectus is required by federal securities laws to be delivered with respect to such acquisition and is provided by the Fund to NFS or its designee.

Fund/Agent acknowledges and agrees that neither NFS nor FBS is responsible for: (i) the compliance of any Prospectus or supplement thereto, annual report, proxy statement, or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules, or regulations; (ii) the registration or qualification of Shares under any federal or applicable state laws; or (iii) the compliance by any Fund or Fund/Agent or any "affiliated person" (as that term is defined in the rules under the 1940 Act), with any applicable federal or state law, rule, or regulation or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over such Fund, Fund/Agent, or affiliated person.

I.           Account Level Tax Reporting

NFS shall provide Federal tax information to Shareholders through the Brokerage Channels on IRS Forms 1099-DIV, 1099-INT and 1042-S as may be required by the then-prevailing laws and regulations under the Internal Revenue Code.

II.           Compensation

For their services under Article One, NFS and FBS shall be entitled to the fees set forth in Exhibit A attached to this Agreement, as said Exhibit may be amended from time to time upon Fund/Agent’s agreement.

III.           Miscellaneous

A.           Customer Fees

(i)           No Transaction Fee Fund Program

During the term of this Agreement, the parties acknowledge and agree that NFS and FBS reserve the right to impose their own short term trading fees on certain customers upon such customers’ redemption of certain Shares, or for other trading services.

(ii)           Transaction Fee Fund Program

During the term of this Agreement, NFS or FBS may assess against or collect from their brokerage customers any transaction fee upon the purchase, redemption, or exchange of such Funds in their sole discretion. All such fees shall accrue directly to NFS and/or FBS and shall not be remitted to the Fund or the Fund/Agent.

B.           Arbitration

In the event of a dispute between NFS or FBS and Fund/Agent relating to or arising out of this Agreement or the relationship of said parties hereto, said parties will submit the matter to arbitration in accordance with this sub-section:

(i)
Arbitration will be held in accordance with the rules and regulations of the NASD Code of Arbitration Procedure, except, (i) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (ii) in the event that a non-party to this Agreement brings an arbitration against Fund/Agent, NFS or FBS relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought.  In the event that (i) a non-party initiates a judicial proceeding against Fund/Agent or a Fund relating to, or arising out of, this Agreement, (ii) such claim cannot be compelled to arbitration, or (iii) either party asserts a claim against the other party in connection with such proceeding, then the parties agree to submit to the jurisdiction of the court in that judicial proceeding.

(ii)
If the arbitration is brought by NFS, FBS or Fund/Agent, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD Code of Arbitration Procedure or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate.  To the extent possible, the arbitrators shall be attorneys specializing in securities law.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(iii)
NFS, FBS, and Fund/Agent will each bear its own expenses, including legal and expert fees, if any, with respect to the arbitration.  The arbitrator will designate the party to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party.  Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party resisting or preventing enforcement of the award.

(iv)	Nothing in this section will prevent NFS, FBS or Fund/Agent from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

C.           Sales Charge Reductions

Sales charges of the Fund may be subject to reductions under a variety of circumstances as described by the Fund in the FundsNetwork Mutual Fund Addition Form or other successive method or form.  To implement these reductions, the Fund/Agent hereby agrees to assit NFS and FBS to ensure that Shareholders receive the correct sales charges on their purchases.
D.           Frequent Trading

NFS makes and will continue to make available to Fund/Agent and/or the Funds tools for monitoring of disruptive trading practices and for communication to NFS as to which accounts to provide warnings and/or blocks from trading.  NFS will execute instructions to restrict or prohibit further purchases or exchanges by any Shareholder identified by the Funds as having engaged in trading that violates the Funds’ market timing policies.  In addition, NFS will reasonably cooperate with the Funds to investigate and address transactions identified by the Funds as being disruptive.

E.       Redemption Fees

To the extent the necessary Shareholder information is maintained on the books and records of NFS, it will collect, on behalf of the Funds, all of the Funds’ applicable short term redemption fees (as described in writing by Fund/Agent and subject to any applicable waivers) on all Brokerage Channel accounts held by NFS and will remit such short term redemption fees to the Fund/Agent or its designee.

F.       SEC Regulation S-P

The parties agree that they have adopted policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P.  These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of Shareholder records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of Shareholder records and information; and (iii) protect against unauthorized access to or use of Shareholder records or information that could result in substantial harm or inconvenience to any Shareholder.

ARTICLE TWO – FIIOC Channel

In consideration of the promises and mutual covenants set forth herein FIIOC and Fund/Agent agree as follows:

I.           Scope

Notwithstanding any contrary provision of the Agreement, no Fund listed on Exhibit C will be construed as being covered by Article Two unless a FIIOC Plan has invested in the Fund.  FIIOC reserves the right to exclude from FIIOC Plan availability under Article Two any Fund which FIIOC has determined in its sole discretion it will not make available to the FIIOC Plans.

II.           Appointment of FIIOC

Fund/Agent hereby appoints FIIOC as its agent for the sole and limited purpose of accepting Orders by the FIIOC Plans.  FIIOC hereby accepts its appointment on the terms and conditions set forth herein.  Notwithstanding anything in this Agreement to the contrary, FIIOC shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

III.	Orders and Acceptance

FIIOC, as agent of Fund/Agent, may accept Orders from the FIIOC Plans.  If such Orders are received by FIIOC prior to the Close of Trading on a Business Day, they shall be treated as having been received by Fund/Agent on such Business Day (“Trade Date”). Any Order received by FIIOC after the Close of Trading on any Business Day shall be treated as if received on the next Business Day.

IV.           Pricing Information

By 7:00 p.m. ET each Business Day, Fund/Agent will transmit to FIIOC the Pricing Information for each Fund in which the FIIOC Plans have invested. If on any Business Day Fund/Agent does not provide such Pricing Information to FIIOC, FIIOC shall hold all associated transaction activity in the FIIOC Plans until the relevant Pricing Information is made available by Fund/Agent subject to the provisions of the following Section V.  The detailed pricing procedures to be followed by Fund/Agent and FIIOC are outlined in Exhibit G, provided however, that dividend and capital gain information may only be communicated to FIIOC by electronic means in accordance with Sections (iii) through (vi) of Exhibit G.

V.           Pricing Failures

A.           In the event that Fund/Agent fails to provide Pricing Information on any Business Day, as detailed in Section IV of this Article Two, FIIOC shall be entitled to compensation for the amount of any resulting loss to FIIOC in relation to any FIIOC Plan investment option in accordance with Section II of Article Three.  For this purpose, a related FIIOC Plan investment option is defined as any FIIOC Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by held transaction activity due to Fund/Agent’s failure to provide timely Pricing Information to FIIOC.

B.           In the event that Fund/Agent provides an incorrect price and said error causes a monetary loss to any FIIOC Plan participant account maintained by FIIOC, then Fund/Agent shall be responsible for compensating the account(s) so that any FIIOC Plan participant who has incurred such a loss shall be made whole in accordance with FIIOC’s price error correction policy.

C.           In the event that FIIOC Plan participant accounts gain from an incorrect price, FIIOC shall adjust such accounts in accordance with FIIOC’s price error correction policy and upon notification to the FIIOC Plan sponsor(s).  If FIIOC Plan participants received distributions during the time period affected by an overstated price, FIIOC shall make a reasonable effort to recover overpayments from such participants in accordance with its price error correction policy, upon notification to the FIIOC Plan sponsor(s) and provided that Fund/Agent assumes responsibility for all reasonable and demonstrable expenses incurred by FIIOC in attempting to recover the overpayments.  If exchange transactions are involved, FIIOC shall sell the excess shares in the affected FIIOC Plan participant accounts on a current basis and remit the resulting proceeds to Fund/Agent in accordance with FIIOC’s price error correction policy.

D.           Fund/Agent shall not net the impact of individual FIIOC Plan participant gains and losses in calculating any compensation due FIIOC Plan participants and/or FIIOC as the result of an incorrect price.

VI.           Trade Reporting and Settlement

Each Business Day following Trade Date (“TD + 1”), FIIOC may provide to NFS instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day, if any.    FIIOC shall cause such instructions to be transmitted to Fund/Agent in accordance with the provisions of Article One of the Agreement and pursuant to each party’s obligations under the rules of membership of the NSCC.  Fund/Agent shall effect such instructions at the net asset value of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FIIOC.

VII.           FMTC Fund Unitization

At the direction of a FIIOC Plan sponsor, a Fund may be unitized by FMTC for purposes of including the Fund as a component of a custom investment option for participants in a FIIOC Plan. The operating guidelines that govern such unitization are attached hereto as Exhibit H and, in furtherance of Exhibit H, the parties agree that FMTC is a third party beneficiary to the Agreement.

VIII.           Fund Waivers

Fund/Agent hereby agrees to waive any and all loads or fees associated with purchase, exchange and redemption transactions by FIIOC Plans in the Funds except for the redemption fees, if any, stated in Sections XIII and XIV of this Article Two.  Any trading restrictions, including those related to the size and frequency of transactions, are also waived, except for the frequent trading restrictions, if any, stated herein.

IX.           Compensation

For its services under Article Two, FIIOC shall be entitled to the fees set forth in Exhibit A attached to this Agreement, as said Exhibit may be amended from time to time upon Fund/Agent’s agreement.

X.           Prospectus Delivery

To the extent Shares of a particular Fund are allocable to a FIIOC Plan, FIIOC shall be responsible for sending, in either paper or electronic form, the respective Fund Prospectuses to FIIOC Plan participants who request them and for sending, in either paper or electronic form, periodic Fund reports to FIIOC Plan participants, and may retain the services of a third-party vendor to handle such delivery.  The Funds shall be responsible for all materials and production costs of the Prospectus and periodic Fund reports, and Fund/Agent hereby agrees to provide the Prospectuses and periodic Fund reports to FIIOC, or to any such third-party vendor selected by FIIOC in such sufficient quantity as is reasonably necessary for Fidelity or such third-party vendor to provide to Shareholders.  Fund/Agent shall bear the costs of sending, in either paper or electronic form, periodic Fund reports to FIIOC Plan participants.  FIIOC shall bear the costs of sending, in either paper or electronic form, Prospectuses to FIIOC Plan participants who request them.

Fund/Agent acknowledges and agrees that FIIOC is not responsible for the compliance of any Prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations.

XI.           Proxies

Fund/Agent shall be responsible for all costs associated with the production and distribution of proxy materials.  FIIOC shall retain the services of a third-party vendor to handle proxy solicitations and vote tabulation.  Expenses associated with such services shall be billed directly to Fund/Agent by the third-party vendor.

XII.           Information Regarding the FIIOC Plans

FIIOC shall transmit to Fund/Agent or a Fund (or to any agent designated by either of them) such information concerning the FIIOC Plans and participants in the FIIOC Plans as shall reasonably be necessary for Fund/Agent to fulfill its obligations under this Agreement and as the Fund/Agent or the Fund shall reasonably conclude is necessary to enable the Fund to comply with applicable state Blue Sky laws.

XIII.           Redemption Fees

Fund/Agent directs FIIOC to assess redemption fees on redemptions (including exchange redemptions) of Shares effected by participants in the FIIOC Plans of certain of the Funds as set forth on Exhibit C (the “Redemption Fee Funds”).

In accordance with this direction, FIIOC shall assess redemption fees on FIIOC Plan participant transactions in the Redemption Fee Funds.  Fund/Agent represents that it has received and reviewed the Redemption Fees Policies and Procedures document (the “Redemption Fee Policies”) which sets forth the parameters FIIOC will use to assess redemption fees on participants’ transactions pursuant to this direction and remit those fees to the Fund/Agent, and that FIIOC, by assessing redemption fees in accordance with the Redemption Fee Policies will be complying with the provisions of each Redemption Fee Fund’s Prospectus.  Fund/Agent further warrants and represents that it will immediately notify FIIOC in writing of any change to a Redemption Fee Fund’s Prospectus such that FIIOC, by assessing redemption fees as directed in accordance with the Redemption Fee Policies will no longer be complying with the provisions of such Prospectus.  FIIOC shall be entitled to compensation for any loss resulting from Fund/Agent’s failure to notify FIIOC of such change, or otherwise arising out of FIIOC’s assessment of redemption fees in accordance with Fund/Agent’s direction.

XIV.           Frequent Trading Policy

Fund/Agent directs FIIOC to monitor, and where appropriate restrict, the frequency of transactions in the Funds executed by participants in the FIIOC Plans.  Fund/Agent represents that it has received and reviewed the document entitled “Frequent Trading Policy” and Fund/Agent directs FIIOC to monitor, and where appropriate restrict, participant transactions in the Funds in accordance with the Frequent Trading Policy.  Fund/Agent further represents that FIIOC’s actions, in monitoring and restricting the ability of participants to effect transactions in the Funds in accordance with the Frequent Trading Policy, are in compliance with the terms and conditions of each Fund’s Prospectus.  Each party acknowledges that the Frequent Trading Policy may be amended from time to time upon provision of written notice from FIIOC and further, that the indemnities available in Article Three of this Agreement apply to the failure to satisfy any obligation hereunder, or the breach of any warranty or representation made herein.

ARTICLE THREE – Common Provisions
I.             Representations and Warranties

A.            Fund/Agent represents and warrants that:

(i)             it is duly organized or incorporated and validly existing under its jurisdiction of organization or incorporation, and has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Fund(s);

(ii)            the execution and delivery of this Agreement by the Fund/Agent and the performance of this Agreement by the Fund/Agent have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligations of the Fund/Agent;

(iii)            it is in conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds, the Fund/Agent or their agents are subject;

(iv)            all sales charges detailed in the Fund(s) Prospectus are not excessive as defined by NASD Rule 2830;

(v)             to the extent the Funds listed on Exhibit C attached hereto are indicated as available to FIIOC customers, such Funds are qualified under applicable state securities laws in each of the 50 states of the United States;

(vi)            it includes a Fund Prospectus with all annual reports provided to Fidelity or to any such third-party vendor selected by Fidelity;

(vii)           it has reasonable policies and procedures in place to ensure that no formal or informal directed brokerage arrangements will arise (or are in place as of the effective date of this Agreement) and that Fund/Agent uses reasonable criteria in the selection of its selling brokers;

(viii)          it will promptly notify Fidelity in the event that it is for any reason unable to perform any of its obligations under this Agreement; and

(ix)           the payment to Fidelity of any fees pursuant hereto:

(a)	has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;
(b)	is properly disclosed in the relevant Fund Prospectus to the extent such disclosure may be required; and

(c)
is in conformity with all federal or state laws, rules or regulations and the rules and regulations of any regulatory or self-regulatory organization to which the Funds, the Fund/Agent or their agents are subject.

B.            FBS and NFS each represent and warrant that:

(i)            it is a Limited Liability Company duly organized under the laws of the State of Delaware and is duly registered and/or qualified as a broker/dealer with the SEC, FINRA and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(ii)            the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of FBS and NFS;

(iii)            it is in material conformity with all federal, state and industry laws or regulations to which it is subject; and

(iv)            it has established and implemented anti-money laundering compliance programs, which include, among other things, independent testing of the programs, pursuant to Section 352 of the USA PATRIOT Act and related regulations and the establishment and operation of any customer identification programs required pursuant to Section 326 of the USA PATRIOT Act and related regulations and that its implementation of these programs otherwise comply in all material respects with applicable law.

C.             FIIOC represents and warrants that:

(i)             it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

(ii)            it is registered pursuant to Section 17A of the 1934 Act;

(iii)           the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligations of FIIOC;

(iv)           it is in material conformity with all federal, state and industry laws or regulations to which it is subject;

(v)            the arrangements provided for in Article Two of this Agreement will be disclosed to the FIIOC Plans through their representatives; and

(vi)           it will promptly notify Fund/Agent in the event that it is for any reason unable to perform any of its obligations under this Agreement.

D.           Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may jointly adopt from time to time.

II.           Indemnification

Fund/Agent shall indemnify and hold harmless Fidelity and each affiliate, officer, employee and agent of Fidelity from and against any and all Losses arising out of: (i) any inaccuracy or omission in any Prospectus or supplement thereto, registration statement, annual report, or proxy statement of any Fund or Fund/Agent; (ii) any inaccuracy or omission in any advertising or promotional material provided to, reviewed by, or generated by any Fund or Fund/Agent; (iii) any breach by Fund/Agent of any representation, warranty, covenant, or agreement contained in this Agreement; or (iv) any other Losses, except to the extent such Losses result from Fidelity's material breach of this Agreement, willful misconduct, or gross negligence.

NFS and FBS shall indemnify and hold harmless Fund/Agent and each affiliate, officer, employee and agent of Fund/Agent from and against any and all Losses arising out of:  (i) NFS’ or FBS’ respective dissemination of information regarding Fund/Agent or Fund that contains any inaccuracies or omissions unless such information was (a) provided to, reviewed by, or generated by Fund/Agent or any Fund, or (b) obtained from independent third-party providers such as Morningstar, Inc. or the Lipper/Reuters Group; (ii) any material breach by NFS or FBS of any representation, warranty, covenant, or agreement contained in this Agreement; and (iii ) any Losses resulting from NFS’ or FBS’ respective material breach of this Agreement, willful misconduct, or gross negligence, except to the extent such Losses are the result of Fund/Agent’s willful misconduct or gross negligence.

FIIOC shall indemnify and hold harmless Fund/Agent and each affiliate, officer, employee and agent of Fund/Agent from and against any and all Losses arising out of:  (i) FIIOC’s dissemination of information regarding Fund/Agent or Fund that contains any inaccuracies or omissions unless such information was (a) provided to, reviewed by, or generated by Fund/Agent or any Fund, or (b) obtained from independent third-party providers such as Morningstar, Inc. or the Lipper/Reuters Group; (ii) any material breach by FIIOC of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any Losses resulting from FIIOC’s material breach of this Agreement, willful misconduct, or gross negligence, except to the extent such Losses are the result of Fund/Agent’s willful misconduct or gross negligence.

In providing the indemnifications hereunder, each party hereto agrees to maintain such insurance coverage as shall be reasonably applicable under the circumstances.

III.         Limitation of Liability

Except claims for personal injury, damage to tangible property, intellectual property infringement and breaches of confidentiality, in no event will the measure of damages payable by either party hereunder include, nor will either party be liable for, any consequential, indirect, incidental, exemplary or punitive damages (including damages due to business interruption or lost profits, savings, competitive advantage or goodwill) arising from or related to this Agreement, whether or not foreseeable, and regardless of the cause of such damages even if the party has been advised of the possibility of such damages in advance. For the avoidance of doubt, the parties agree that FIIOC Plan participant losses contemplated by Article Two, Section V are not intended to be construed as consequential, indirect, incidental, exemplary or punitive damages.

IV.           Confidentiality

Each party acknowledges and understands that with respect to the activities described in this Agreement Proprietary Information shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner's business.  The recipient of any such Proprietary Information agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.  The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information.  The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents.  Fund/Agent agrees not to disclose or make public to anyone, in any manner, the terms of this Agreement, except as required by law, without the prior written consent of Fidelity.

The recipient of such Proprietary Information shall not have any obligations under this section with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt; (ii) publicly known at the time of the receipt or becomes publicly known through no wrongful act or failure of recipient; (iii) subsequently disclosed to recipient or its affiliates by a third party; (iv) independently developed by the recipient or its affiliates; or (v) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process.  This section shall continue in full force and effect notwithstanding the termination of this Agreement.

Each party agrees to comply with its obligations under the terms of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.) and other privacy laws, to the extent applicable, and to cooperate with the other party at such party’s request in the fulfillment of any such obligations. Fund/Agent agrees that any Personal Information shall be treated as Proprietary Information hereunder and shall be used by Fund/Agent only in connection with carrying out Fund/Agent’s responsibilities under this Agreement.  In no event shall any Personal Information be used by Fund/Agent for any other purpose whatsoever (including, without limitation, the marketing of Fund/Agent’s other products or services), and Fund/Agent is expressly prohibited from contacting or marketing to Fidelity customers or Shareholders through any means for any other purpose.  Fund/Agent agrees that Personal Information shall not be given, bartered, sold, traded, transferred or exchanged in any way to other companies or entities for any uses and if this were to occur it would cause irreparable harm to Fidelity.

 V.           Effective Date, Duration, and Termination

With respect to any Fund, this Agreement shall become effective upon the earlier of: (i) the date such Fund is identified on Exhibit C, as amended from time-to-time; or (ii) or the availability of any Fund to any of the Channels.  Any amendment to Exhibit C may be delivered to Fund/Agent via electronic means. Such amendment shall be effective on the date stated in such amendment.  The acceptance by Fund/Agent of any order after the date stated in such amendment shall represent Fund/Agent’s acceptance of such amendment. The Fund/Agent represents that prior to the effective date, if the Fund or the Fund’s Board of Trustees requires any approval of this Agreement, such approval has been obtained.  If the Fund or its Board of Trustees requires any periodic approval of this Agreement, such approval has been or shall be obtained.  This Agreement shall continue in force for one year and, thereafter, shall remain in full force and effect for successive annual periods, unless earlier terminated in keeping with the provisions of the paragraph below. Notwithstanding any provision hereof to the contrary, the provisions of Sections II, III and IV of this Article Three shall survive the termination of the Agreement.

This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon material breach hereof provided that such material breach shall not terminate this Agreement to the extent the party in material breach has been notified of such material breach by the counterparty and the party in material breach cures such material breach within 10 business days of such notice.

After the date of termination as to any Fund, no fee will be due with respect to any Shares of such Fund that are first placed or purchased in Client accounts after the date of such termination.  However, notwithstanding any such termination, Adviser will remain obligated to pay the fee as to each Share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such Share is held in the FBS, Correspondent or FIIOC account.  This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination.

VI.           Miscellaneous

A.           Fund Updates

Fidelity’s provision of the administrative services set forth in this Agreement shall be conditioned on (i) Fund/Agent providing Fidelity, on a timely basis, with the necessary information for Fidelity to perform the administrative services and such other information as Fidelity may reasonably request;  (ii) Fund/Agent delivering to Fidelity in writing advance notice of changes affecting the availability or operation of the Funds (including without limitation the changes set forth on Exhibit I); and (iii) on the ability of Fidelity to accommodate any such change.

B.    Fund Restitutions

Fund/Agent agrees to reimburse Fidelity for reasonable costs associated with supporting any restitution plan affecting Shareholders or former Shareholders including, without limitation, reasonable fees for Fidelity’s services.

C.   Suspension of Availability
Notwithstanding any other provision of this Agreement, Fidelity may suspend the availability of any Fund for purchases, redemptions or exchanges by Shareholders for any reason, including but not limited to, court order or regulatory concerns.

D.           Custody

Fund/Agent acknowledges that Fund Shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of the Channels and shall be held free of any right, charge, security interest, lien or claim against Fidelity in favor of the Fund or its agents acting on behalf of the Fund.  Accordingly, Fund/Agent must confirm such acknowledgment in Exhibit F.

E.           Intellectual Property

(i)           Fund/Agent will not, nor will Fund/Agent cause or permit any Fund to, describe or refer to the name "Fidelity Investments" or any derivation thereof, or to FMR Corp. or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity, provided, however, that once Fidelity has authorized generic references of the availability of the Funds through Fidelity or its affiliates, said generic references shall not be subject to prior written consent.

(ii)           Fund/Agent grants to Fidelity a non-exclusive, royalty-free license to use Fund/Agent’s licensed trademarks in connection with any marketing or promotional material that Fidelity may generate in furtherance of the performance of the services provided for under this Agreement.

F.           Non-exclusivity

Each party acknowledges that each other party, unless otherwise agreed to in writing, may enter into agreements similar to this Agreement with other parties for the performance of services similar to those provided under this Agreement.

G.           Force Majeure

Neither party shall be liable for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including without limitation, war or act of war, terrorism, insurrection, riot or civil commotion, act of public enemy, flood or other act of God, and any such delay or failure shall not be considered a breach of this Agreement. Notwithstanding the foregoing, if an event of force majeure continues for a period of thirty (30) days, the party whose performance is not delayed may terminate this Agreement effective immediately.

H.           Notices

All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed.  All such notices and other communications shall be made:

if to Fidelity, to:              Fidelity Investments
100 Salem Street, OR3N1
Smithfield, RI 02917
Attn: FundsNetwork Relationship Management

if to Fund/Agent, to:       Northern Lights Distributors, LLC
4020 South 147th Street
Omaha, NE 68137

if to Adviser:                  FNB Fund Advisers
                                   1620 Dodge Street, Stop 1075
                                   Omaha, NE 68197

if to Adviser:                 Tributary Capital Management, LLC
                                   205 W Oak
                                   Fort Collins, CO 80522

I.           Amendments

Unless otherwise set forth herein, this Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

J.           Entire Agreement

This Agreement, including any Amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral.

K.           Choice of Laws

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

L.           Successors and Assigns

No party will, without the prior written consent of the other parties, assign this Agreement or any amounts payable pursuant to this Agreement, except that any party may assign this Agreement, together with all of such party’s rights and obligations hereunder, to an affiliate or pursuant to a reorganization or change in control without such prior written consent.  No assignment with or without consent shall constitute a novation or otherwise relieve any party of its obligations hereunder.  The consent of a party to any assignment of this Agreement will not constitute such party’s consent to further assignment.  This Agreement will be binding on the parties and their respective successors and permitted assigns.  Any assignment in contravention of this subsection will be void.

M.           Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

N.     Counterparts Permitted

The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

O.   Dealer Agreement Waiver

By signing this Agreement, Fund/Agent verifies that Fund/Agent does not require an executed Dealer Agreement from Fidelity and,  in lieu of a Dealer Agreement, Fund/Agent has executed this Agreement.

P.       Performance by Fidelity, Its Agents, and Affiliates

Fund Agent acknowledges and authorizes that the services to be provided under this Agreement shall be provided by NFS, FBS or FIIOC, their agents or affiliates, including but not limited to FMTC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Northern Lights Distributors, LLC		Fidelity Brokerage Services LLC (solely
with respect to Articles I and III)
Member NYSE,
SIPC

By:	/s/ Mike Nielsen	By:	/s/ Kenneth Albertazzi
Name:	Mike Nielsen	Name:	Kenneth Albertazzi
Title:	CCO	Title:	Senior Vice President
Date:	9/1/2009	Date:	Sep 18 2009

National Financial Services LLC (solely		Fidelity Investments Institutional
with respect to Articles I and III)		Operations Company, Inc. (solely
with
respect to Articles II and III)
Member NYSE, SIPC		SIPC

By:	/s/ Kenneth Albertazzi	By:	/s/ Carolyn Redden
Name:	Kenneth Albertazzi	Name:	Carolyn Redden
Title:	Senior Vice President	Title:	Contracts - SVP
Date:	Sep 18 2009	Date:	9/10/09

FNB Fund Advisers		Tributary Capital Management, LLC

By:	/s/ Steve Frantz	By:	/s/ Kurt Spieler
Name:	Steve Frantz	Name:	Kurt Spieler
Title:	Chief Investment Officer	Title:	Managing Director Investments
Date:	8/19/09	Date:	8/26/09

EXHIBIT  A

FEE SCHEDULE

Summary of Fees

Fee Type	Fee Frequency	Invoice Frequency	Fees
UNIVERSAL FEES (see Part I)
New Fund Family Start Up Fee	One-time	One-time	$10,000 per fund family
New CUSIP Fee	One-time	One-time	$6,000 per CUSIP (waived if CUSIP is an NTF Fund within Brokerage Channel)
BROKERAGE CHANNEL FEES (see Part II)
Asset-Based Fee (NTF assets only)	Annual	Monthly	0.40% on eligible assets
Position Reimbursement Fee (Non-NTF positions only)	Annual	Quarterly	Cumulative Positions per Fund Family	Per position fee (if fully-disclosed)	Per position fee (if omnibus)
			500,000+	$10	$14
			250,000-499,999	$11	$15
			Under 250,000	$12	$16
Monthly Minimum Fee*	Monthly	Monthly	Fully –disclosed Funds	Non-NTF Omnibus Funds	NTF Omnibus Funds
			$500	$500	$1,000
FIIOC CHANNEL FEES (see Part III)
See Part III of Exhibit A
  *The Monthly Minimum Fee is waived if the average assets per Brokerage Channel CUSIP exceeds $3.5 million (as measured by dividing the total market value of all Brokerage Channel shares subject to this Agreement as of the current month-end by the total number of Brokerage Channel Funds subject to this Agreement).

Part I – Universal Fees

The fees set forth in this Part I apply to both the Brokerage Channels and FIIOC Channel:

A.           Start Up Fees

Adviser shall pay to NFS a one-time start up fee (“Start Up Fee”) for Fidelity’s initial set up and preparation to support a new group or family of Funds.  The amount of the Start Up Fee is $10,000.00. and shall be due and payable to NFS within 30 days following the availability of any such Fund through the Channels.

B.           CUSIP Fee

Adviser shall pay to NFS a fee (“CUSIP Fee”) to add any Transaction Fee Fund to the Fidelity System in order to make such Fund available to the Channels.  The amount of the CUSIP Fee is $6,000 per CUSIP not already available on the Fidelity System as of the execution date of this Agreement, however, this fee shall be waived for No Transaction Fee Funds in the Brokerage Channel, and shall be due and payable to NFS upon the earlier of: (i) the date such fund is identified on Exhibit C; or (ii) the availability of such Fund to any of the Channels.

Part II - Brokerage Channel Fees

A.           Asset-Based Fee for No Transaction Fee Fund Program

For the services provided to the Brokerage Channels by NFS and FBS hereunder in connection with those Funds indicated on Exhibit C as participating in the No Transaction Fee (“NTF”) Fund program, Adviser shall pay, or shall cause Distributor (to the extent authorized by a 12b-1 plan) to pay to NFS a fee equal to 0.40 percent per annum of the daily market value of the total number of Shares of such Fund held in accounts at NFS (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of (i) Shares that were held by customers as a Transaction Fee Fund in a Fidelity brokerage account prior to the effective date of the Agreement and (ii) Shares first placed or purchased in a Fidelity brokerage account after the termination of the Agreement (the “Brokerage Channels Asset-Based Fee”). A subsequent reclassification of any such Shares will not exempt the reclassified Shares from the Brokerage Channels Asset-Based Fee.

Such amount shall be calculated daily and paid monthly in arrears. Subsequent to each month-end, NFS shall send to Fund/Agent a statement of the market value of Shares of the Fund for which the fee is calculated for the preceding month, together with a statement of the amount of the Brokerage Channels Asset-Based Fee. In the calculation of such fee, NFS’ records shall govern unless Fund/Agent can demonstrate that the number of Shares or Fund price(s) used in such calculation is inaccurate.

B.           Position Reimbursement Fees

Adviser shall pay to NFS an annual position reimbursement fee (“Position Fee”) with respect to each separate Fund position held in any customer account of FBS or Correspondent as set forth below.

(i)       Networking Per Position Fees

For each Fund which participates in NSCC Fund/SERV networking level 3 in a fully-disclosed manner, Adviser shall pay to NFS an annual networking per position reimbursement fee subject to the tiered structure set forth in the Summary of Fees above for each separate Fund position held in any customer account of Fidelity or Correspondent, which fee shall be calculated and payable in quarterly installments in arrears per Fund position.

Each separate Fund position that is considered in the calculation of the 0.40 percent per annum Asset-Based Fee paid to NFS is not subject to the Networking Per Position Fee.

(ii)           Omnibus Fees for Transaction Fee Funds

For each Transaction Fee Fund which does not participate in NSCC Fund/SERV networking level 3 system in a fully-disclosed manner, Adviser shall pay to NFS an annual Transaction Fee Fund per position reimbursement fee (“TF Per Position Fee”) subject to the tiered structure set forth in the Summary of Fees above for each separate Fund position held in any customer account of Fidelity or Correspondent, which fee shall be calculated and payable in quarterly installments in arrears per Fund position.

C.           Monthly Minimum Fees

(i)           Each Fund which participates in NSCC Fund/SERV networking level 3 in a fully-disclosed manner will be subject to a per Fund monthly minimum maintenance fee (“Monthly Minimum Fee”) of $500.00. The Monthly Minimum Fee is waived if the average assets per Brokerage Channel CUSIP exceed $3.5 million (as measured by dividing the total market value of all Brokerage Channel shares subject to this Agreement as of the current month-end by the total number of Brokerage Channel Funds subject to this Agreement).  The Monthly Minimum Fee will be reduced by the amount of Brokerage Channel Asset-Based Fees invoiced by Fidelity during the same period.

(ii)           Each non-NTF Fund which does not participate in NSCC Fund/SERV networking level 3 system in a fully-disclosed manner will be subject to a per Fund monthly minimum maintenance fee (“Monthly Minimum Fee”) of $500.00. The Monthly Minimum Fee is waived if the average assets per Brokerage Channel CUSIP exceed $3.5 million (as measured by dividing the total market value of all Brokerage Channel shares subject to this Agreement as of the current month-end by the total number of Brokerage Channel Funds subject to this Agreement).  The Monthly Minimum Fee will be reduced by the amount of Brokerage Channel Asset-Based Fees invoiced by Fidelity during the same period.

(iii)           Each No Transaction Fee Fund which does not participate in NSCC Fund/SERV networking level 3 system in a fully-disclosed manner will be subject to a per Fund monthly minimum maintenance fee (“NTF Monthly Minimum Fee”) of $1,000.00. The NTF Monthly Minimum Fee is waived if the average assets per Brokerage Channel CUSIP exceed $3.5 million (as measured by dividing the total market value of all Brokerage Channel shares subject to this Agreement as of the current month-end by the total number of Brokerage Channel Funds subject to this Agreement).  The Monthly Minimum Fee will be reduced by the amount of Brokerage Channel Asset-Based Fees invoiced by Fidelity during the same period.

Part III – FIIOC Channel Fee

For the services provided to the FIIOC Channel by FIIOC hereunder, Adviser shall pay, or shall cause Distributor (to the extent authorized by a 12b-1 plan) to pay to FIIOC the amounts set forth on Exhibit C equal to a percentage per annum of the average aggregate amount invested in the Funds through the FIIOC Plans each calendar month (the “FIIOC Channel Asset-Based Fee”).  The average aggregate amount invested through the FIIOC Plans over a calendar month shall be computed by totaling the FIIOC Plans’ daily investments during the month and dividing such total by the actual number of calendar days in the month.  Daily Share investments shall include amounts invested by the FIIOC Plans either directly or indirectly in the Funds including, but not limited to, direct investments in the Funds and investments in the Funds by “strategy funds” and other customized FIIOC Plan investment options contemplated by Exhibit H.

FIIOC shall calculate the FIIOC Channel Asset-Based Fee at the end of each calendar month and shall forward an invoice to Fund/Agent, along with such other supporting data as may be reasonably requested by Fund/Agent. In the calculation of such fee, FIIOC’s records shall govern unless Fund/Agent can demonstrate that the number of Shares or Fund price(s) used in such calculation is inaccurate.

Part IV - General

This Part IV applies to both the Brokerage Channels and FIIOC Channel:

Fidelity acknowledges that payment of any Asset-Based Fees described herein may be financed in whole or in part by a Fund in accordance with that Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plan”). Neither the characterization of such fee as being financed by a 12b-1 Plan nor the termination, suspension, or modification of any Fund’s 12b-1 Plan will in any event affect the obligation of the Fund/Agent to pay the entirety of the fees described herein and any failure to pay such fees may, in Fidelity’s sole discretion, constitute a breach of this Agreement.

The parties agree that the Adviser shall be responsible for payment in full of all the Fees set forth in this Agreement (and related Exhibits and attachments).

Fund/Agent’s acceptance of a trade in a Fund constitutes Fund/Agent’s agreement to be bound by the terms of this Exhibit A with respect to said Fund.

Upon prior written notice to Fund/Agent, Fidelity may change, amend, or waive any fee or the method of payment thereof under this Agreement and Fidelity may issue to Fund/Agent a new or replacement Exhibit A or other writing documenting such change, amendment, or waiver.  Such change, amendment, or waiver shall be effective on the date stated in such notice.  The acceptance by Fund/Agent of any order after the date stated in such notice shall represent Fund/Agent’s agreement to pay such fees to Fidelity.

All fees are due thirty (30) days upon receipt of invoice.  Payment shall be by wire transfer or other form acceptable to Fidelity and shall be separate from payments related to redemption proceeds and distributions. If Fund/Agent fails to remit such fees within 30 days, Fund/Agent will be subject to a monthly 1.0% (12% per annum) late charge on aggregate outstanding balances.

EXHIBIT B

RETIREMENT FUNDSNETWORK ADDENDUM

Recitals

A.
NFS, FBS and Fund/Agent have entered into the Services Agreement pursuant to which NFS and FBS provide certain administrative services with respect to beneficial owners of shares (“Shareholders”) of mutual funds for which Fund/Agent acts as adviser, administrator, principal underwriter, distributor or transfer agent (“Funds”);

B.
FBS, through Fidelity Institutional Wealth Services (“IWS”), sponsors Retirement FundsNetwork, a program through which retirement plans that are clients of IWS, including, but not limited to, defined contribution plans, defined benefit plans, and governmental retirement plans (“Retirement Plans”) may direct the purchase, redemption and exchange of shares of mutual funds;

C.	This Addendum supersedes any Retirement FundsNetwork Addendum previously executed between NFS, FBS and Fund/Agent, and;

D.	Fund/Agent wishes to make certain Funds’ it advises available through the Retirement FundsNetwork.

Agreement

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

I.           RETIREMENT FUNDSNETWORK

A.           Retirement FundsNetwork Services

(i)           FBS shall market and promote Retirement FundsNetwork in such manner and frequency as it deems reasonable in its sole discretion. Such marketing and promotion may include reference to the various funds available through Retirement FundsNetwork, including the Funds, and be directed, without limitation, to third party administrators of retirement plans and other intermediaries who may provide services to Retirement Plans, such as investment advisers, broker/dealers and other investment professionals (collectively “Retirement Plan Providers”).  Notwithstanding the forgoing, Fund/Agent understands and acknowledges that (i) nothing in this Addendum or the Services Agreement will be deemed to require that FBS market or promote the Funds or engage in any activity that is primarily intended to result in the sale of Fund shares; and (ii) the fees payable hereunder are not “special cash compensation” for purposes of NASD Rule 2830(l)(4).

(ii)           FBS shall make the Funds available through Retirement FundsNetwork only to Retirement Plans.  NFS and FBS shall provide to Retirement Plans that maintain accounts for Shareholders in Funds acquired through Retirement FundsNetwork the services set forth in the Services Agreement and such other administrative services as NFS, FBS and Fund/Agent may agree upon in writing from time to time.

(iii)           Fund/Agent shall have no responsibility with respect to administrative services, including tax reporting, for participants in each Retirement Plan.

(iv)           NFS and FBS retain the right to determine in their sole discretion: (a) whether any person or entity is eligible to become or remain a FBS or NFS client, (b) whether any mutual fund is eligible to participate in Retirement FundsNetwork, and (c) whether any Retirement Plan is eligible to purchase Shares through Retirement FundsNetwork.

(v)           In connection with servicing the Retirement Plans, the Retirement Plan Providers may perform some or all of the following customary Retirement Plan Provider services. However, neither NFS nor FBS shall be responsible for the performance of any of these services and makes no representation as to whether or to what extent the Retirement Plan Providers are performing these services.

(a)           Maintaining separate records for each participant under the Retirement Plans, which records may reflect the Shares shares purchased, redeemed, and exchanged, and the share balances of such participants in the Funds.

(b)           Maintaining and preserving records as required by law to be maintained and preserved in connection with providing the recordkeeping services for the Retirement Plans, which may include maintaining historical information required to calculate and process participant benefits, and maintaining records of the residence or company address and taxpayer identification number provided by each participant.

(c)           Investigating all inquiries from participants and Retirement Plan representatives relating to interests of participants in the Shares, and responding to all communications from participants, Plan representatives, and other persons having an interest in a Retirement Plan.

(d)           Providing benefit administration (may include updating data, periodic benefit calculations, participant communications, and payment processing).

(e)           Providing actuarial services (may include ERISA minimum/maximum funding calculations) and reporting results to plan sponsor.

(f)           Preparing government forms and benefit statements (which may show current and projected plan benefits).

(g)           Maintaining an investment platform for reporting and monitoring plan assets to assist plan sponsor in meeting fiduciary responsibilities.

B.           Fees

In addition to the fees payable to NFS for the services provided in the Services Agreement, Adviser shall pay, or cause to be paid, to NFS and FBS a fee with respect to each Fund available through Retirement FundsNetwork for the services provided pursuant to this Addendum, which fee shall be based upon the market value of Shares of the Funds held by NFS for the accounts of customers of NFS and FBS attributable to the Retirement FundsNetwork.  Payment will be made based exclusively on the required information being received by the Fund/Agent.

The amount of such fee, if any, shall be set forth on Exhibit C, and shall be calculated and paid in accordance with the terms therein.

C.           Payments to Third Parties

In consideration of potential efficiencies accruing to NFS and FBS resulting from the provision of services to Retirement Plans by third parties, including but not limited to reduced recordkeeping and participant servicing obligations and related expenses, NFS and FBS may pay all or a portion of the fees paid to NFS and FBS pursuant to the Services Agreement and this Addendum to third parties, including, but not limited to, retirement plan sponsors or trustees or, at the request of such plan sponsors or trustees, directly to Retirement Plan Providers. Fund/Agent acknowledges and consents to NFS and FBS making such payment(s) and shall advise Fidelity in writing of any eligibility criteria, conditions, or limitations imposed by any Fund, Fund Prospectus or other document or policy of the Fund or Fund/Agent with respect to the payment to a third party of all or a portion of the fees paid to NFS and FBS hereunder.  The maximum payment to third parties (if any) is set forth on Exhibit C.

Notwithstanding any other provision of this Addendum, (1) in no event shall NFS or FBS make any payment to a third party or provide any services as described herein if, in their sole judgment, such payment or services may constitute a prohibited transaction or cause NFS or FBS to be deemed to be a fiduciary to any retirement plan or program as such terms are contemplated by the Employee Retirement Income Security Act of 1974 and rules or regulations hereunder or other applicable law, and (2) no third party receiving payment under this Addendum shall be deemed to be acting on behalf of NFS or FBS by virtue of such payment.

D.           Funds Available

The Funds made available through Retirement FundsNetwork shall be listed on Exhibit C as such exhibit may be amended in writing by the parties from time to time.  By designating a Fund on Exhibit C, Fund/Agent represents and warrants that (i) it has the authority to enter into this Addendum and to designate such Fund as available through Retirement FundsNetwork; (ii) Fund/Agent has received any approvals required on the part of the Fund or its Board of Directors; and (iii) the arrangements contemplated herein are disclosed in the Fund’s Prospectus to the extent required by applicable law.

II.           DURATION AND TERMINATION OF ADDENDUM

With respect to any Fund made available through Retirement FundsNetwork, this Addendum shall become effective upon the date such Fund is identified on Exhibit C, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by the Fund or its Board of Trustees. This Addendum may be terminated separately from the Services Agreement as to any Fund made available only through Retirement FundsNetwork by any party upon 90 days written notice thereof to the other parties. This Addendum shall terminate upon the termination of the Services Agreement.

Except as set forth herein, the Services Agreement shall remain in effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

Northern Lights Distributors, LLC		Fidelity Brokerage Services LLC

By:	/s/ Mike Nielsen	By:	/s/ Kenneth Albertazzi
Name:	Mike Nielsen	Name:	Kenneth Albertazzi
Title:	CCO	Title:	Senior Vice President
Date:	9/1/2009	Date:	Sep 18 2009

National Financial Services LLC		FNB Fund Advisers

By:	/s/ Kenneth Albertazzi	By:	/s/ Steve Frantz
Name:	Kenneth Albertazzi	Name:	Steve Frantz
Title:	Senior Vice President	Title:	Chief Investment Officer
Date:	Sep 18 2009	Date:	8/19/09

Tributory Capital Management, LLC

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Managing Director Investments
Date:	8/26/09

EXHIBIT C

FUNDS

Fund Information				Participation
Legal Fund Name		Ticker	CUSIP	No Transaction Fee Fund Program		FIIOC Channel Service Payment	RFN Fee	FIIOC Channel Redemption Fee (minimum hold/ fee rate)
				NTF to all Brokerage Channels	NTF to Advisers only
1.	First Focus International Equity Fund	FFITX	320269731	X		0.40%	0.00%	Na	Na
2.	First Focus Small Company Fund	FOSCX	320269764	X		0.40%	0.00%	Na	Na
3.	First Focus Growth Opportunities Fund	FOGRX	320269772	X		0.40%	0.00%	Na	Na
4.	First Focus Large Cap Growth Fund	FOLCX	320269723	X		0.40%	0.00%	Na	Na
5.	First Focus Core Equity Fund	FOEQX	320269780	X		0.40%	0.00%	Na	Na
6.	First Focus Balanced Fund	FOBAX	320269814	X		0.40%	0.00%	Na	Na
7.	First Focus Short/Intermediate Bond Fund	FOSIX	320269830	X		0.40%	0.00%	Na	Na
8.	First Focus Income Fund	FOINX	320269798	X		0.40%	0.00%	Na	Na

For purposes of Fund availability to the Brokerage Channels, the parties acknowledge and agree that the term “investment adviser” or “adviser” is intended to include registered investment advisers, third party administrators, banks, trust departments, and family office clients. If a Fund is designated as “NTF to Advisers Only” on this Exhibit C, the Fund may be made available under the No Transaction Fee Fund Program to Correspondents for managed accounts. Fund/Agent acknowledges and agrees that FBS will make institutional share class of funds available to family office clients unless Fund/Agent notifies FBS to the contrary. Fund/Agent further acknowledges and agrees that FBS will make fund shares available on a load-waived basis to accounts maintained for employee benefit plans and accounts maintained through investment advisers unless the Fund/Agent notifies FBS to the contrary.

EXHIBIT D
AGENCY TRADING AGREEMENT
Recitals

A.
Fund/Agent desires that NFS serve as limited agent to accept orders for the purchase, exchange and redemption of Shares by (i) certain employee benefit plans (the “Intermediary Plans”), (ii) those open-end investment companies registered under the 1940 Act, as amended, for which Strategic Advisers, Inc., a Fidelity affiliate, acts as investment adviser (the “SAI Funds”), and (iii) those Charitable Gift Fund donor advised unregistered pools for which Strategic Advisors, Inc. acts as non-discretionary investment manager (the “CGF Pools”).

B.	Fund/Agent must execute this Agency Trading Agreement, by signature, for it to become effective.

C.	In consideration of the premises and mutual covenants hereinafter contained, the parties agree as follows.

Agreement

1.	Appointment of NFS As Limited Agent

Fund/Agent hereby appoints NFS as its agent for the sole and limited purpose of accepting Orders for Shares purchased, exchanged, or redeemed by the Intermediary Plans, the SAI Funds, and the CGF Pools (“Orders”).  NFS hereby accepts its appointment on the terms and conditions set forth herein.  Notwithstanding anything in this Agreement to the contrary, NFS shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

2.	Appointment of Agent

NFS may appoint a third party as its Agent (“NFS’ Agent”) for the purpose of receiving Orders on behalf of NFS.  Such Orders received by NFS’ Agent shall be deemed received by NFS, and accordingly by Fund/Agent, simultaneously. NFS's Agent may also appoint intermediaries as subagents for the limited purpose of receiving Orders on behalf of NFS.

3.	Orders and Acceptance

NFS, as limited agent of Fund/Agent, shall accept on behalf of the Intermediary Plans, the SAI Funds, and the CGF Pools, Orders for the purchase, exchange or redemption of Shares of the Funds.  If such Orders are received by NFS or NFS’ Agent prior to the close of trading on the New York Stock Exchange (the “Close of Trading”) on a day the New York Stock Exchange is open for business (a “Business Day”) or such other time as designated in writing to NFS by Fund/Agent, they shall be treated as having been received by Fund/Agent on such Business Day (“Trade Date”).

4.	Trade Reporting

Based on Orders accepted by NFS or NFS’ Agent prior to Close of Trading on the prior Business Day, NFS will provide to Fund/Agent either summarized trading instructions for the net purchase or net redemption of Shares of the Funds or detailed trading instructions by 9:00 A.M. Eastern Time, or other mutually agreed upon time, each Business Day following Trade Date (“TD + 1”). NFS will provide summarized and/or detailed trading instructions in accordance with practices of, and agreement with, the National Securities Clearing Corporation’s (“NSCC”) procedures concerning orders of shares to funds or their agents, through the NSCC Defined Contribution Clearance and Settlement System (the “DCC&S” System).  NFS will provide both summarized and detailed trading instructions to Fund/Agent on TD+1 via Fund/SERV.  Such instructions shall be effected at the public offering price, or such other price as may apply to the transaction, of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NFS or NFS’ Agent.

       5.   Settlement

Settlement for trades placed through Fund/SERV (either DCC&S or non-DCC&S platforms), will follow the guidelines and operational procedures set forth by the NSCC and the Securities Industry Automation Corporation (“SIAC”).

       IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first set forth below.

Northern Lights Distributors, LLC		National Financial Services, LLC
Member NYSE, SIPC

By:	/s/ Mike Nielsen	By:	/s/ Kenneth Albertazzi
Name:	Mike Nielsen	Name:	Kenneth Albertazzi
Title:	CCO	Title:	Senior Vice President
Date:	9/1/2009	Date:	Sep 18 2009

FNB Fund Advisers		Tributary Capital Management, LLC

By:	/s/ Steve Frantz	By:	/s/ Kurt Spieler
Name:	Steve Frantz	Name:	Kurt Spieler
Title:	Chief Investment Officer	Title:	Managing Director Investments
Date:	8/19/09	Date:	8/26/09

EXHIBIT E

BILATERAL NSCC AGREEMENT

Each party or its agent has executed a standard Member Agreement required for participation in the National Securities Clearing Corporation (NSCC).  Each party or its agent agrees to participate in FundSERV, Networking, and/or Defined Contribution Clearance and Settlement processing with the other under the terms of the Member Agreement.

Fund/Agent must indicate all of the applicable NSCC system(s) that it participates in:

       __Fund/SERV

       __Networking (Level 3)

        __Defined Contribution Clearance and Settlement (DCC&S)

EXHIBIT F

ACKNOWLEDGEMENT OF CUSTODIAN

Custody of Uncertificated Mutual Fund Shares; SEC Rule 15c3-3

National Financial Services LLC ("NFS"), a registered broker-dealer, has been asked to establish mutual fund “street name” accounts in one or more of your funds which accounts will contain the assets of customers of NFS or customers of Correspondents of NFS.  Each such account will be registered as "Special Custody Account for the Exclusive Benefit of Customers of National Financial Services LLC," or in a form sufficiently similar to identify the account(s) as containing the assets of customers of NFS or customers of Correspondents of NFS.

Under a clarification to SEC Rule 15c3-3, in order for uncertificated mutual fund shares to be considered held in a good control location, broker-dealers are required to obtain a specific acknowledgment from the mutual fund holding these types of accounts.

Accordingly, NFS requests that you confirm that the assets of NFS' customers held in the “street name” accounts registered as noted above will be held free from any right, charge, security interest, lien or claim against NFS in favor of such Fund or its agents.  NFS acknowledges that such “street name” accounts do not and will not participate in a letter or statement of intention that the Funds may offer.

Please confirm this understanding by signing as indicated below.

CONFIRMED:

Fund/Agent: Northern Lights Distributors, LLC

By:	/s/ Mike Nielsen
Name:	Mike Nielsen
Title:	CCO

EXHIBIT G

FIIOC PRICING INFORMATION

The Pricing Information as described in Article Two, Section IV shall be provided by Fund/Agent to FIIOC in accordance with the following:

(i)
Fund/Agent shall transmit the Pricing Information to FIIOC via an EDT.  FIIOC shall specify the file format and protocols for the EDT, and FIIOC reserves the unilateral right to change such format or protocols upon notice to Fund/Agent.

(ii)           In the event EDT is unavailable prior to 7:00 p.m. ET on any Business Day, Fund/Agent shall input the Pricing Information to the FPRS Remote Pricing Screen by no later than 7:00 p.m. ET on that Business Day.

(iii)           In the event that the FPRS Remote Pricing Screen is unavailable prior to 7:00 p.m. ET on any Business Day, Fund/Agent will notify FIIOC via telephone, at 859-386-7131, and shall then send the Pricing Information via fax, in FIIOC’s format, to 859-491-9167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as FIIOC may designate in writing from time to time, in each case by no later than 7:00 p.m. ET on that Business Day.

(iv)
In the event that Fund/Agent has faxed Pricing Information pursuant to subsection (iii) above, Fund/Agent shall call FIIOC by 7:15 p.m. ET on the applicable Business Day to confirm receipt of the faxed Pricing Information.

(v)           In the event that a fax machine is unavailable to either Fund/Agent or FIIOC prior to 7:00 p.m. ET on any Business Day, Fund/Agent shall provide FIIOC with the Pricing Information via a telephone call at 859-386-7131, or such other number as FIIOC may designate in writing from time to time, by 7:00 p.m. ET, and shall confirm such information via fax as soon as practicable.  FIIOC shall document the Pricing Information received by telephone, referencing the Fund/Agent’s employee name, date and time.

(vi)           In the event that Fund/Agent does not provide Pricing Information to FIIOC in accordance with Steps 1 through 5 above, transactions involving the Fund (which may include other FIIOC Plan investment options for purposes of participant distributions and exchanges, as described in section V of Article Two) shall be held until it is administratively feasible to update these transactions in a next nightly cycle following receipt of Pricing Information from Fund/Agent. Held transactions shall then be processed “as-of” the original Trade Date.

(vii)           Any revised Pricing Information submitted via fax shall be in FIIOC's format, shall be clearly marked as revised Pricing Information, and must be received by FIIOC prior to 7:00 p.m. ET on the applicable Business Day. Fund/Agent shall contact FIIOC by telephone at 859-386-7131 by 7:00 p.m. ET on such Business Day to confirm receipt of the revised Pricing Information.

EXHIBIT H

OPERATIONAL GUIDELINES FOR FUND UNITIZATION

The following provisions will apply when a Fund is “unitized” by FMTC. At the direction of a FIIOC Plan sponsor, a Fund may be unitized by FMTC for purposes of including the Fund as a component of a custom investment option for a FIIOC Plan.  Unitization consists of formulating a daily net asset value (“NAV”) for a custom investment option based on the respective NAVs of the underlying components. All dividends and capital gains are reinvested in the custom investment option.

In order for FMTC to unitize the custom investment option and provide the associated administrative and recordkeeping services, Fund/Agent and FMTC agree to comply with the following operational guidelines to the extent any Fund is included as a component of a custom investment option. All terms not otherwise defined herein shall have the same meaning as that set forth in the Services Agreement:

I.           Pricing Information By  6:30 p.m. ET each Business Day, Fund/Agent shall transmit the Pricing Information to FMTC, via facsimile or email, to the number(s) or email addresses listed on the Unitization Setup Form, or such other number or email address as FMTC may provide from time to time.  In the event that a fax machine or email is unavailable to either Fund/Agent or FMTC prior to 6:30 p.m. ET on any Business Day, Fund/Agent shall provide FMTC with the Pricing Information via a telephone call by 6:30p.m. ET at the number(s) listed on the Unitization Setup Form, or such other number as FIIOC may designate in writing from time to time.

Fund/Agent shall transmit the Pricing Information even if said Pricing Information is unchanged from the previous Business Day.

If on any Business Day Fund/Agent is unable to provide such Pricing Information by facsimile or email by 6:30 p.m. ET, Fund/Agent shall contact one of the persons listed on the Unitization Setup Form.

In the event that Fund/Agent fails to provide Pricing Information to FMTC by 6:30 p.m. ET on a Business Day, FMTC shall use the Pricing Information from the prior Business Day in its calculations.

II.           Pricing Failures

If Fund/Agent:

a)
fails to provide Pricing Information in accordance with Section I and subsequently provides Pricing Information causing a material investment loss to a FIIOC Plan or FIIOC Plan participant’s account;  or

b)	provides incorrect Pricing Information and subsequently restates the Pricing Information causing a material investment loss to a FIIOC Plan or FIIOC Plan participant’s account;

then, subject to applicable law and regulatory guidelines, Fund/Agent shall assume financial responsibility for any participant losses in accordance with the following provisions:

                ·        In the event that a FIIOC Plan or FIIOC Plan participant suffers a loss from investment in the custom investment option which cannot be corrected by FMTC through an adjustment to the FIIOC Plan or FIIOC Plan participant’s account, then subject to applicable law and regulatory guidelines, Fund/Agent shall be responsible for compensating the account so that the FIIOC Plan or FIIOC Plan participant who has incurred such a loss shall be made whole.

•        In the event that a Plan or FIIOC Plan participant gains from investment in the custom investment option, thereby disadvantaging the custom investment option, and the FIIOC Plan or FIIOC Plan participant continues to invest in the custom investment option, FMTC shall adjust the FIIOC Plan or FIIOC Plan participant’s account upon notification to the FIIOC Plan sponsor and remit such adjustment proceeds to the custom investment option in order to make the custom investment option whole.

•        In the event that a FIIOC Plan or FIIOC Plan participant gains from investment in the custom investment option, thereby disadvantaging the custom investment option, and the FIIOC Plan or FIIOC Plan participant receives a distribution which includes such gain, FMTC, upon notification to the FIIOC Plan sponsor, shall make a reasonable effort to recover from the FIIOC Plan or FIIOC Plan participant the amount overpaid to such FIIOC Plan or FIIOC Plan participant and return such overpayment to the custom investment option,  provided that Fund/Agent assumes responsibility for all reasonable and demonstrable expenses incurred by FMTC in attempting to recover the overpayment.  Fund/Agent shall be responsible for making the custom investment option whole for any overpayment amount which cannot be recovered by FMTC.

•        In the event that a FIIOC Plan or FIIOC Plan participant gained from its investment in the custom investment option, thereby disadvantaging the custom investment option, and the amount of the overpayment has been invested in another investment option under the FIIOC Plan, FMTC, upon notification to the FIIOC Plan sponsor, shall sell the excess units or shares in such investment option in the affected FIIOC Plan or FIIOC Plan participant’s account to the extent then available on a current basis and remit the resulting proceeds to the custom investment option to make the custom investment option whole.  Fund/Agent shall be responsible for making the custom investment option whole for any dilution in the value of the excess units or shares recovered from the FIIOC Plan or FIIOC Plan participant’s account between the date of investment in another investment option and date of recovery of such excess units or shares.

•        Fund/Agent shall not net the impact of individual FIIOC Plan or FIIOC Plan participant investment gains and losses in calculating any compensation due FIIOC Plan or FIIOC Plan participants.

III.	Appointment of FMTC as Limited Agent, Acceptance of Orders and Trade Reporting

•        Fund/Agent appoints FMTC as its agent for the sole and limited purpose of accepting orders for the purchase, exchange, and redemption of shares of the Investment Component in the Fund derived from FIIOC Plan or FIIOC Plan participant instructions (“Orders”) pursuant to these Operational Guidelines.  Notwithstanding anything in these Guidelines to the contrary, FMTC shall not act as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

•        FMTC, as agent of Fund/Agent, shall accept Orders prior to the Close of Trading on each Business Day on which there is trade activity in the Fund (“Trade Instructions”) and such

Orders shall be treated as having been received by Fund/Agent on such Business Day.  (“Trade Date”).

•        FMTC and Fund/Agent agree that trading of Orders shall occur via the National Securities Clearing Corporation’s (“NSCC”) Defined Contribution Clearance and Settlement Service.  National Financial Services (“NFS”) and Fund/Agent have executed and filed the standard agreements required for participating in and trading through the NSCC and Fidelity Brokerage Services LLC, NFS, and Fund/Agent have entered into a Services Agreement and/or have developed trading procedures (“Procedures”) pursuant to which NFS transmits to Fund/Agent orders for the purchase, redemption, or exchange of shares of the Investment Component, as identified in such Services Agreement or Procedures, on behalf of customers of NFS through the NSCC.

•        Each Business Day following Trade Date (TD + 1), FMTC shall provide to NFS   instructions for the net purchase or net redemption of shares of the Investment Component in the Fund based on Orders accepted prior to the Close of Trading on the prior Business Day.  NFS shall in turn transmit such instructions to Fund/Agent in accordance with the provisions of the Services Agreement or Procedures and pursuant to each party’s obligations under the rules of membership of the NSCC.  Fund/Agent shall effect such instructions at the public offering price of the shares of the Investment Component calculated as of the Close of Trading on the Business Day on which the Order was accepted by FMTC.

IV.          Settlement   Settlement between NFS and Fund/Agent shall occur through the NSCC.

V.           Confirmation and Reconciliation Confirmation of trading and balances will be provided to FMTC by NFS/NSCC.

VI.          Fund Waivers Notwithstanding any contrary provision of the Agreement, Fund/Agent hereby agrees to waive any and all loads or fees associated with purchase, exchange, and redemption transactions.  Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

VII.         Proxies Fund/Agent shall forward proxy materials to the address set forth on the Unitization Setup Form.

Fidelity Investments Institutional
Northern Lights Distributors, LLC		Operations Company, Inc.
(on behalf of its affiliate(s))

By:	/s/ Mike Nielsen	By:	/s/ Carolyn Redden
Name:	Mike Nielsen	Name:	Carolyn Redden
Title:	CCO	Title:	Contracts - SVP
Date:	9/1/2009	Date:	9/10/09

FNB Fund Advisers		Tributary Capital Management, LLC

By:	/s/ Steve Frantz	By:	/s/ Kurt Spieler
Name:	Steve Frantz	Name:	Kurt Spieler
Title:	Chief Investment Officer	Title:	Managing Director Investments
Date:	8/19/09	Date:	8/26/09

EXHIBIT I

FUND NOTICES

I.           Notice of Fund Changes

 In order for Fidelity to provide timely information regarding the Funds to its customers, Fund/Agent shall provide notice of the following changes relative to any Fund:

•	Benchmark Change
•	Expense Cap Change
•	Fund Closing (Hard Close, Semi-Hard, Soft Close)
•	Fund Liquidation
•	Fund Merger
•	Fund Name Change
•	New Share Class
•	Objective Change
•	Portfolio Manager Change / Multi-Portfolio Manager Change
•	Redemption Fee (Add / Change)
•	Short-Term Trading Fee (Add / Change)
•	Splits / Reverse Splits
•	Strategy Change
•	Sub-Advisor Change (Single, Multi)
•	Rule 12b-1 Plan Change

II.           Information to be Provided

  If possible, and where applicable, the following information will be provided in relation to any of the foregoing changes:

•	Type of Fund Change
•	Shareholder Meeting Date (proxy)
•	Proxy Results
•	Effective Date
•	New Legal Fund Name
•	Fund CUSIP
•	Fund Ticker
•	Fund Share Class
•	Prospectus Sticker
•	Fund Company Press Release
•	Formal Notification on the Fund Company’s Letterhead
•	Fund Company’s Q&A document

III.           Definitions

For purposes of the foregoing, the following definitions apply:

Hard Close:  All cash flows into the Fund effectively cease at the close date. As of the close date, continued investment in the fund in question is prohibited by all investors, except for dividend reinvestment, whether or not a Shareholder or FIIOC Plan participant has an existing balance.

Semi-hard Close:  This Fund closing is viewed at the Shareholder or FIIOC Plan participant level.  As of the effective date of the close, continued investment in the Fund in question is limited to Shareholders or FIIOC Plan participants who have an existing balance.  An existing balance is defined as a non-zero balance (i.e. if a Shareholder or FIIOC Plan participant liquidates the entire investment in a Fund, that Shareholder or FIIOC Plan participant no longer has a balance, therefore is not permitted to subsequently invest in the Fund).

Soft Close: A soft close is viewed at the Brokerage Channel customer or FIIOC Plan sponsor level.  As of the close date, continued investment in the Fund in question is limited to Shareholders or FIIOC Plan participants who already have active access to the Fund.  Shareholders or FIIOC Plan participants who had balances in the Fund may continue to invest, and new Shareholders and FIIOC Plan participants who had access to the Fund can begin to invest in the Fund.